Exhibit 4.2

RELEASE OF GUARANTY

Reference is hereby made to (a) the Amended and Restated Revolving Credit and Term Loan Agreement , dated as of February 1, 2017 (as amended to date, the “Credit Agreement”), by and among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), JPMORGAN CHASE BANK, N.A. and the other lending institutions from time to time party thereto (individually, a “Lender” and collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for itself and each other Lender, and (b) the Guaranty, dated as of February 1, 2017 (the “Guaranty”), among Dolphin Mall Associates LLC, Twelve Oaks Mall, LLC, (“Twelve Oaks”), The Gardens on El Paseo LLC, and La Cienega Partners Limited Partnership and the Administrative Agent. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.
On January 19, 2018, the Borrower delivered written notice to the Administrative Agent of its plan to encumber Twelve Oaks Mall with a mortgage lien in a mortgage loan transaction. By such written notice, the Borrower also delivered a compliance certificate. The Borrower hereby confirms that such encumbrance is permitted by Section 6.04 of the Credit Agreement and that no Default or Event of Default had occurred or was continuing as of the date of such notice, or would occur on a pro forma basis after giving effect to such encumbrance. The Borrower has further delivered written notice to the Administrative Agent that such disposition was consummated on the date hereof, and that Twelve Oaks Mall has ceased to be an Eligible Unencumbered Asset as of the date hereof. Section 5.10 of the Credit Agreement provides that the guarantee obligations under the Guaranty of any Subsidiary Guarantor that owns a Property that ceases to be an Eligible Unencumbered Asset shall be released by the Administrative Agent without the need for any consent or approval of the Lenders. The Borrower has requested that the Administrative Agent execute and deliver an instrument of release to so evidence the release of Twelve Oaks from its guarantee obligations under the Guaranty.
Based upon the foregoing, as of the date hereof, the Administrative Agent, on behalf of the Lenders, hereby releases and forever discharges Twelve Oaks from any obligations it may have to the Administrative Agent and Lenders as a Subsidiary Guarantor under the Guaranty. Such release shall not release, discharge, impair or otherwise affect the guarantee obligations of the other Subsidiary Guarantors under the Guaranty, and such guarantee obligations of the other Subsidiary Guarantors shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Release of Guaranty as of February 28, 2018.

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By: /s/ Elizabeth Johnson
Name:    Elizabeth Johnson
Title:    Executive Director

ACKNOWLEDGED AND AGREED:
THE TAUBMAN REALTY GROUP
LIMITED PARTNERSHIP

By: /s/ Simon J. Leopold
Name:     Simon J. Leopold
Title:     Authorized Signatory

TWELVE OAKS MALL, LLC

By: /s/ Simon J. Leopold
Name:    Simon J. Leopold
Title:     Authorized Signatory